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                                                February 1999



                MONTHLY CERTIFICATEHOLDER'S STATEMENT

                FLEET BANK (RI), NATIONAL ASSOCIATION
         ------------------------------------------------------

                     FLEET CREDIT CARD MASTER TRUST
                            Series 1993-4
     ---------------------------------------------------------------


Under the Amended and Restated Master Pooling and Servicing Agreement, dated as of April 1, 1992, (hereinafter as such agreement may have been or may be from time to time, supplemented, amended or otherwise modified (the "Agree-ment") by and between Fleet Bank (RI), National Association (the "Bank") (successor in interest to Advanta National Bank ("Advanta")) as Seller and Servicer, and The Chase Manhattan Bank as Trustee (the "Trustee"). The Bank as servicer, is required to prepare certain information each month regarding current distributions to all Investor Certificateholders of Series 1993-4 and the performance of the Fleet Credit Card Master Trust (the "Trust") during the previous Monthly Period. The information which is required to be prepared with respect to the distribution on the March 15, 1999, Payment
Date (the "Payment Date") and with respect to the performance of the Trust during the Monthly Period for such Payment Date is set forth in the Certificate prepared in accordance with Section 5.2(a) of the Agreement and additional information specific to Series 1993-4 Certificates is set forth below in accordance with section 4.2 of the Series 1993-4 Supplement to the Agreement. Certain of the information is presented on the basis of an original principal amount of $1,000 per Investor Certificate of Series 1993-4. Certain other information is presented based on the aggregate amounts for the Trust as a whole. All capitalized terms used herein shall have their respective meanings set forth in the Agreement.


1. The total amount of the distribution on the Payment Date per $1000 original principal amount of the Investor Certificates 100.778125


2. The amount of the distribution set forth in paragraph 1 above in respect of principal, per $1,000 original principal amount of
     the Investor Certificates                              100.000000

3.   The amount of distribution set forth in paragraph 1 above in respect of interest, per $1,000 original principal amount of
     the Investor Certificates                                0.778125

4.   The aggregate amount of Collections of Receivables processed for the prior Monthly Period which were allocated in respect
     of the Investor Certificates                       $49,135,918.13

5.   The aggregate amount of Collections of Principal Receivables processed during the prior Monthly Period and allocated
     in respect of the Investor Certificates            $47,610,276.68

6. The aggregate amount of Collections of Finance Charge Receivables processed during the prior Monthly Period and allocated
     in respect of the Investor Certificates             $1,348,631.97

7.   The Investor Charged-Off Amount for the prior
     Monthly Period is                                     $593,116.45
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8.   The aggregate amount of the Reduction Amounts for Series 1993-4
     for the Monthly Period is                                   $0.00

9    The aggregate amount of the  Reduction Amounts for Series 1993-4
     reimbursed on such Payment Date is                          $0.00

10.  The amount of the Monthly Investor Servicing Fee for
     the prior Monthly Period is                           $133,333.33

11.  The Pool Factor as of the end of the last day of
     the prior Monthly Period is                                  0.10

12. The amount, if any, by which the outstanding principal balance of the Investor Certificates exceeds the Investor Amount as of the end of the day on the Record Date with respect to
     such Payment Date (after giving effect to any activity
     on such Payment Date) is                                    $0.00

13.  The Investor Amount after giving effect to any
     payments on such Payment Date is                   $40,000,000.00

14.  The Invested Amount after giving effect to
     payments on such Payment Date is                   $40,000,000.00

15.  The Pre-Funded Amount after giving effect to payments
     on such Payment Date is                                     $0.00

16.  The Cash Collateral Guaranty Amount as of the close
     of business on the Payment Date is                 $10,400,000.00

17.  The amount by which the Net Portfolio Yield for such
     Monthly Period exceeds the Base Rate for the related
     Investor Interest Period                                    7.32%

18.  The aggregate existing Carryover Controlled Amortization
     Amount with respect to Series 1993-4 (after giving
     effect to any activity on such Payment Date) is             $0.00

19.  The Investor Percentage with respect to
     Principal Receivables is                                   77.89%
     and with respect to Finance Charge Receivables is          15.58%

20.  The aggregate amount of Collections of Receivables
     processed during the Monthly Period immediately
     preceding the Payment Date with respect to the
     Investor Certificates of all Series                $70,285,168.71

21.  The aggregate amount of average Receivables outstanding during the Monthly Period immediately preceding
     the Payment Date with respect to the Investor
     Certificates of all Series                        $510,435,414.12

22.  The aggregate amount of Principal Receivables as of the end of the last day of the preceding Monthly Period
     (which reflects the Principal Receivables represented
     by the Exchangeable Seller's Certificate and by the
     Investor Certificates of all Series).             $479,368,245.33

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DELINQUENT BALANCES

The aggregate outstanding balance of Accounts which are 30, 60, 90, 120, 150 and 180 or more days delinquent as of the end of the prior Monthly Period for such Payment Date is:

                                          AGGREGATE ACCOUNT BALANCE

  (a)  30-59 days: ....................             $8,213,304.35
  (b)  60-89 days: ....................             $5,453,447.70
  (c)  90-119 days: ...................             $3,760,704.60
  (d)  120-149 days: ..................             $3,286,398.72
  (e)  150-179 days: ..................             $2,858,839.44
  (f)  180 or more days: ..............               $475,385.79
                                                 ----------------
                          TOTAL                    $24,048,080.60






          Fleet Bank (RI), National Association as Servicer


          /s/ JOHN KIRBY BRAY
          ---------------------------
       By: John Kirby Bray
           Executive Vice President and
           Chief Financial Officer